Exhibit 99.1

CONTACT:  Pamela L. Dull, Sonus Pharmaceuticals, Inc., (425) 487-9500, Ext. 255

SONUS PHARMACEUTICALS HIGHLIGHTS CORPORATE PROGRESS AND REPORTS THIRD QUARTER FINANCIAL RESULTS

Company achieves key milestones in TOCOSOL® Paclitaxel development

Quarterly conference call today at 1:30 P.M. PT/4:30 P.M. ET

BOTHELL, Washington, November 8, 2005—Sonus Pharmaceuticals, Inc. (NASDAQ:SNUS) today reported financial results for the third quarter ended September 30, 2005 and updated year-to-date progress on 2005 strategic objectives, including the clinical and regulatory development of TOCOSOL® Paclitaxel, the Company’s lead oncology candidate.

“During the third quarter and recent weeks, we continued to make very strong progress with the development of TOCOSOL Paclitaxel,” said Michael A. Martino, president and chief executive officer of Sonus Pharmaceuticals.  “Following completion of a Special Protocol Assessment with the FDA in June, we initiated the pivotal Phase 3 trial of TOCOSOL Paclitaxel in September for the potential treatment of metastatic breast cancer.  Our goal is to complete patient enrollment in this trial within one year.  We recently entered into a global licensing agreement for TOCOSOL Paclitaxel with Schering AG (known as Berlex in the U.S.).  We believe this collaboration is an outstanding strategic fit that puts our two companies in the strongest possible position to develop TOCOSOL Paclitaxel on a global basis and maximize its commercial potential.”

Corporate Highlights:

•                  Announced partnership agreement with Schering AG for TOCOSOL Paclitaxel, consisting of an equity purchase agreement and a worldwide, exclusive license agreement.

—           Under the purchase agreement, Schering has taken a 15% ownership position in Sonus with an equity investment of $15.7 million (3.9 million shares at a market price of $4.02) and acquired five-year warrants to purchase 975,000 additional shares of Sonus common stock at an exercise price of $4.42.

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—           Under the terms of the worldwide licensing agreement, which is subject to Hart-Scott-Rodino (HSR) regulatory clearance:

•                  Schering has paid Sonus an upfront fee of $20 million (in escrow pending HSR clearance).

•                  Sonus and Schering will equally share the costs of the pivotal Phase 3 trial in metastatic breast cancer as well as additional trials to support launch of the product in the U.S.  The two companies may also pursue other trials for TOCOSOL Paclitaxel.  The design and cost of these trials will be determined by a joint Steering Committee who will prioritize and oversee the development and commercialization of TOCOSOL Paclitaxel.

•                  Schering will fund all clinical trials required to gain regulatory approvals outside the U.S.

•                  Sonus will receive up to $132 million upon the achievement of certain clinical and regulatory milestones in the U.S., the European Union and Japan.

•                  Upon U.S. commercialization, Schering will pay Sonus royalties of 15% to 30% on net sales, depending on the level of sales achieved.  For sales outside the U.S., Sonus will receive royalties of 15%.

•                  Sonus may also receive one-time sales milestone payments up to $35 million if specific annual global sales thresholds are reached.

•                  Initiated pivotal Phase 3 trial of TOCOSOL Paclitaxel in September 2005.  This trial is intended to serve as the basis for approval of the product by the FDA.  The trial will enroll approximately 800 women with metastatic breast cancer, who will receive either TOCOSOL Paclitaxel or Taxol® on a weekly dosing schedule.  Patients will be enrolled at clinical sites in North America, Western and Eastern Europe, South Africa and Israel.

•                  Continued to advance preclinical development of the Company’s second oncology product candidate, a proprietary camptothecin compound, designated as SN2310 Emulsion.  Formulated with Sonus’ TOCOSOL technology, SN2310 is a novel conjugate of SN38, the active metabolite of irinotecan, which is a marketed camptothecin product.  SN2310 Emulsion is intended to provide a prolonged circulation time and greater exposure to active drug, which may lead to better anti-tumor effect.  Encouraging preclinical results for SN2310 Emulsion will be presented on November 15 at the AACR-NCI-EORTC international cancer conference in Philadelphia.  Camptothecins are an important and rapidly growing class of anti-cancer drugs that are currently used in the treatment of colon, lung and ovarian cancers.

Third Quarter Financial Results

For the third quarter of 2005, Sonus reported a net loss of $8.9 million, or $0.37 per share, compared with a net loss of $3.6 million, or $0.17 per share, for the third quarter of 2004.  For the first nine months of 2005, the Company reported a net loss of $17.8 million, or $0.80 per share, compared with a net loss of $11.0 million, or $0.55 per share for the same period of 2004.  The higher net loss for the year-to-date financial results primarily reflected an increased level of spending as Sonus continues to execute the clinical and regulatory plans for TOCOSOL Paclitaxel.

During the third quarter, the Company strengthened its balance sheet with the completion of a private placement in August that generated net proceeds of $16.6 million.  Cash and marketable securities totaled $23.4 million at September 30, 2005.  Sonus expects that its net cash burn rate will average approximately $1.8 million per month in 2005, including expenses related to the Phase 3 pivotal trial for TOCOSOL Paclitaxel.

Conference Call Information

The third quarter conference call will be web cast live on November 8, 2005 at 1:30 Pacific Time/4:30 P.M. Eastern Time and can be accessed at www.sonuspharma.com/events.html.  An archive of the call will be available through the same link.  A telephone replay will be available from November 8, 4:30 P.M. Pacific Time/7:30 P.M. Eastern Time, for one week at (800) 405-2236 or (303) 590-3000 for international calls; Conference ID 11041345.

About Sonus Pharmaceuticals

Headquartered near Seattle, Sonus Pharmaceuticals, Inc. is focused on the development of novel drugs for the oncology market that may offer improved administration, tolerability, safety and effectiveness.  The Company’s lead product candidate is TOCOSOL Paclitaxel, a new formulation of the widely prescribed anti-cancer drug paclitaxel.  TOCOSOL Paclitaxel has shown promising safety and anti-tumor activity in Phase 2 clinical trials in a variety of solid tumors, including breast, lung, ovarian and bladder cancers, and the product is currently in a Phase 3 pivotal study for the potential treatment of metastatic breast cancer.  Sonus recently announced the signing of a development and commercialization agreement for TOCOSOL Paclitaxel with Schering AG, a worldwide leader in the pharmaceutical industry.  For additional information on Sonus, including news releases, please visit www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products.  As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 23, 2005 and Form 10-Qs for the first two quarters of 2005, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that the Company will not be able to complete the Phase 3 clinical trial for TOCOSOL Paclitaxel; risks that clinical studies with TOCOSOL Paclitaxel will not be successful; risks that the FDA may not approve the Company’s proposed New Drug Application; risks of successful development of additional drug delivery products; risks that the Company may not be successful in obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies as well as research and development activities; and risks that the Company will not obtain regulatory clearance of the license agreement with Schering AG under the Hart-Scott-Rodino Antitrust Improvements Act.  The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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Taxol® is a registered trademark of Bristol-Myers Squibb Company.

Condensed Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	7,979	2,401	13,971	7,630
General and administrative	1,064	1,291	4,102	3,493
Total operating expenses	9,043	3,692	18,073	11,123
Operating loss	(9,043)	(3,692)	(18,073)	(11,123)
Other income, net	135	80	299	171
Loss before income taxes	(8,908)	(3,612)	(17,774)	(10,952)
Income taxes	—	—	—	—
Net loss	$(8,908)	$(3,612)	$(17,774)	$(10,952)
Net loss per share:
Basic	$(0.37)	$(0.17)	$(0.80)	$(0.55)
Diluted	$(0.37)	$(0.17)	$(0.80)	$(0.55)
Shares used in calculation:
Basic	23,832	21,313	22,187	19,776
Diluted	23,832	21,313	22,187	19,776

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)
Assets:
Cash and marketable securities	$23,443	$20,580
Other current assets	141	459
Property and equipment, net	1,108	1,480
Other assets	52	52
Total assets	$24,744	$22,571

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	5,493	3,177
Lease obligations	49	121
Deferred rent	148	196
Stockholders’ equity	19,054	19,077
Total liabilities and stockholders’ equity	$24,744	$22,571